                                                              EXHIBIT 99.1(5)(A)

Last Survivor Flexible Premium Variable Life Insurance Policy (DRAFT)

             [LETTERHEAD OF PACIFIC MUTUAL LIFE INSURANCE COMPANY]

LAST SURVIVOR
FLEXIBLE PREMIUM
VARIABLE LIFE
INSURANCE POLICY


 . BENEFITS WILL VARY BASED
  ON INVESTMENT EXPERIENCE

 . FACE AMOUNT CAN BE
  DECREASED

READY YOUR POLICY CAREFULLY. This is a legal contract between you, the Owner, and us, Pacific Mutual Life Insurance Company, a mutual company.

We agree to pay the benefits of this policy according to its provisions.

The consideration for this policy is the application for it, a copy of which is attached, and payment of the premiums.

VARIABLE ACCOUNT CASH SURRENDER VALUES MAY INCREASE OR DECREASE DEPENDING UPON VARIABLE ACCOUNT INVESTMENT EXPERIENCE, SUBJECT TO ANY MINIMUM GUARANTEES. THERE IS NO GUARANTEED VARIABLE ACCOUNT CASH SURRENDER VALUE.

THE AMOUNT OR DURATION OF THE DEATH BENEFIT MAY BE VARIABLE OR FIXED DEPENDING UPON VARIABLE ACCOUNT INVESTMENT EXPERIENCE. THE AMOUNT OF THE DEATH BENEFIT WILL NEVER BE LESS THAN THE FACE AMOUNT AS LONG AS YOUR POLICY IS IN FORCE. SEE THE DEATH BENEFITS OPTIONS PROVISION FOR DETAILS.

POLICY LOAN VALUE IS LESS THAN ONE HUNDRED PERCENT (100%) OF THE POLICY'S CASH SURRENDER VALUE.

FREE LOOK RIGHT - YOU MAY RETURN THIS POLICY WITHIN (1) 10 DAYS AFTER YOU RECEIVE IT, (2) 10 DAYS AFTER WE MAIL OR DELIVER A NOTICE OF THE RIGHT OF WITHDRAWAL, OR (3) 45 DAYS AFTER YOU SIGN THE APPLICATION, WHICHEVER IS LATER. TO DO SO, DELIVER OR MAIL IT TO US OR OUR AGENT. THIS POLICY WILL THEN BE DEEMED VOID FROM THE BEGINNING AND WE WILL REFUND THE PREMIUMS PAID.

Signed at our Home Office, 700 Newport Center Drive, Newport Beach, California 92660.

/s/ TL Sutton
Chairman and Chief Executive Officer

/s/ Audrey L. Milfs
Secretary

Form 96-56

                                     INDEX

SUBJECT                                                     PAGE
Accumulated Value........................................        9
Administrative Charge....................................       11
Age......................................................        5
Assignment...............................................        5
Basis of Values..........................................       14
Beneficiary..............................................        5
Cash Surrender Value.....................................       11
Compliance...............................................       14
Cost of Insurance Rates..................................       10
Decrease Provision.......................................        8
Definitions..............................................        5
Dividends................................................       13
Face Amount..............................................        3
General Provisions.......................................       13
Grace Period and Lapse...................................        6
Income Benefits..........................................       12
Incontestability.........................................       13
Interest.................................................        9
Misstatement.............................................       13
Mortality and Expense Risk Charge........................       10
Other Deductions.........................................       11
Owner....................................................     3, 5
Payments.................................................       14
Policy Benefits..........................................        7
Policy Date..............................................     3, 5
Policy Illustrations.....................................       14
Policy Loans.............................................       12
Premium Limitation.......................................        6
Premium Load.............................................       10
Premiums.................................................        5
Reinstatement............................................        6
Reports..................................................       14
Suicide Exclusion........................................       13
Surrender Charge.........................................       11
Transfers................................................       10
Variable Accounts........................................9, 14, 15
Withdrawals..............................................       12
Withdrawal Fee...........................................       11

                             POLICY SPECIFICATIONS


BASIC POLICY:  LAST SURVIVOR FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE


PREMIUMS:      PLANNED PERIODIC PREMIUM PAYMENT    =    $X,XXX,XXX.XX
               GUIDELINE SINGLE PREMIUM            =    $X,XXX,XXX.XX
               GUIDELINE LEVEL PREMIUM             =    $X,XXX,XXX.XX


ACCOUNT ALLOCATIONS AVAILABLE:

     FIXED                    EQUITY INCOME          MONEY MARKET
     GROWTH                   EQUITY INDEX           MULTI-STRATEGY
     GROWTH LT                MANAGED BOND           GOVERNMENT SECURITIES
     INTERNATIONAL            HIGH YIELD BOND        AGGRESSIVE EQUITY
     EMERGING MARKETS         VARIABLE ACCOUNT I     VARIABLE ACCOUNT II
     VARIABLE ACCOUNT III     VARIABLE ACCOUNT IV


INTEREST ON THE FIXED ACCOUNT IS GUARANTEED TO BE NOT LESS THAN 4.00% ANNUALLY. IN ADDITION, ANY EXCESS INTEREST DECLARED BY US WILL BE GUARANTEED FOR ONE YEAR.



POLICY NUMBER: 1234567-0         INSURED #1:     LELAND STANFORD
POLICY DATE:   XXXX XX, XXXX     RISK CLASSIFICATION: MALE / NONSMOKER
MATURITY DATE: XXXX XX, XXXX
INITIAL FACE AMOUNT:  $100,000   AGE ON POLICY DATE:     35

                                 INSURED #2:     MARY STANFORD
OWNER(S): LELAND STANFORD        RISK CLASSIFICATION: FEMALE / NONSMOKER

                                 AGE ON POLICY DATE:    35



MONTHLY PAYMENT DATE IS THE 1ST DAY OF EACH POLICY MONTH.

NOTE: IT IS POSSIBLE THAT COVERAGE WILL EXPIRE PRIOR TO THE MATURITY DATE SHOWN IF THE ACCUMULATED VALUE IS INSUFFICIENT TO PAY THE CHARGES ASSESSED ON A MONTHLY PAYMENT DATE. ACCUMULATED VALUE MAY BE BASED ON THE INVESTMENT RESULTS OF THE SEPARATE ACCOUNT. THE PAYMENT OF INITIAL AND SUBSEQUENT PREMIUMS WILL NOT GUARANTEE THAT THE POLICY WILL REMAIN IN FORCE OR THAT THERE WILL BE ACCUMULATED VALUE AT MATURITY.


                                   PAGE 3.0

       POLICY SPECIFICATIONS              1234567-0

--------------------------------------------------------------------------------

       SUMMARY OF COVERAGES EFFECTIVE ON THE POLICY DATE

--------------------------------------------------------------------------------

96-56:  BASIC COVERAGE    FACE AMOUNT:              $100,000
                          INSURED #1:               LELAND STANFORD
                          AGE AT ISSUE:             35
                          RISK CLASSIFICATION:      MALE / NONSMOKER

                          INSURED #2:               MARY STANFORD
                          AGE AT ISSUE:             35
                          RISK CLASSIFICATION:      FEMALE / NONSMOKER

--------------------------------------------------------------------------------

R96-LSAPB:                LAST SURVIVOR ADDED PROTECTION BENEFIT

                          COVERAGE AMOUNT:          $50,000 VARYING
                          INSURED #1:               LELAND STANFORD
                          RISK CLASSIFICATION:      MALE / NONSMOKER

                          INSURED #2:               MARY STANFORD
                          RISK CLASSIFICATION:      FEMALE / NONSMOKER

--------------------------------------------------------------------------------

R96-ART                   INDIVIDUAL ANNUAL RENEWABLE TERM RIDER

                          FACE AMOUNT:              $50,000 VARYING
                          COVERAGE CEASE DATE:      XXXX XX, XXXX
                          INSURED:                  LELAND STANFORD
                          RISK CLASSIFICATION:      MALE / NONSMOKER

--------------------------------------------------------------------------------

R96-EPSO                  ENHANCED POLICY SPLIT OPTION RIDER



                                   PAGE 3.1

       POLICY SPECIFICATIONS              1234567-0

--------------------------------------------------------------------------------

PREMIUM     A 5% SALES LOAD OF PREMIUMS PAID IN THE FIRST TEN POLICY YEARS;
LOAD:       3% SALES LOAD OF PREMIUMS PAID THEREAFTER;  A LOAD OF 2.35% FOR
            PREMIUM TAXES;  AND 1.50% FEDERAL TAX.

ADMINISTRATIVE      $16 PER MONTH FOR THE FIRST FIVE POLICY YEARS;  AND A
CHARGE:             MONTHLY CHARGE NOT EXCEEDING $6.00 PER MONTH THEREAFTER.

UNDERWRITING             $370.00 REMAINS LEVEL FOR THE FIRST POLICY YEAR;
AND SURRENDER CHARGE:    THEN DECREASES BY $3.43 PER MONTH TO ZERO AT THE END
                         OF THE 120TH MONTH.

SALES SURRENDER          $420.80 REMAINS LEVEL FOR ALL POLICY YEARS.
TARGET:

MORTALITY AND EXPENSE    M&E RATE OF $0.0705 PER MONTH PER $1000 OF INITIAL
RISK CHARGE RATE:        BASE FACE AMOUNT FOR POLICY YEARS 1-10; 0% THEREAFTER.
                         REFER TO CONTRACT FOR DETAILS.

--------------------------------------------------------------------------------


                                   PAGE 3.2

       POLICY SPECIFICATIONS              1234567-0

--------------------------------------------------------------------------------

       SUMMARY OF COVERAGES EFFECTIVE ON THE POLICY DATE

--------------------------------------------------------------------------------

       LAST SURVIVOR ADDED PROTECTION BENEFIT
                  VARYING SCHEDULE

       INSURED #1:                LELAND STANFORD
       RISK CLASSIFICATION:       MALE / NONSMOKER

       INSURED #2:                MARY STANFORD
       RISK CLASSIFICATION:       FEMALE / NONSMOKER


POLICY        TARGET     POLICY       TARGET
YEAR          AMOUNT      YEAR        AMOUNT
------       -------     ------      -------
   1         100,000       35        145,000
   2         105,000       36        145,000
   3         110,000       37        145,000
   4         115,000       38        145,000
   5         120,000       39        145,000
   6         125,000       40        145,000
   7         130,000       41        145,000
   8         135,000       42        145,000
   9         140,000       43        145,000
  10         145,000       44        145,000
  11         145,000       45        145,000
  12         145,000       46        145,000
  13         145,000       47        145,000
  14         145,000       48        145,000
  15         145,000       49        145,000
  16         145,000       50        145,000
  17         145,000       51        145,000
  18         145,000       52        145,000
  19         145,000       53        145,000
  20         145,000       54        145,000
  21         145,000       55        145,000
  22         145,000       56        145,000
  23         145,000       57        145,000
  24         145,000       58        145,000
  25         145,000       59        145,000
  26         145,000       60        145,000
  27         145,000       61        145,000
  28         145,000       62        145,000
  29         145,000       63        145,000
  30         145,000       64        145,000
  31         145,000       65        145,000
  32         145,000
  33         145,000
  34         145,000

                                   PAGE 3.3

       POLICY SPECIFICATIONS              1234567-0

--------------------------------------------------------------------------------

       SUMMARY OF COVERAGES EFFECTIVE ON THE POLICY DATE

--------------------------------------------------------------------------------

       INDIVIDUAL ANNUAL RENEWABLE TERM RIDER
                 VARYING SCHEDULE

       INSURED:                   LELAND STANFORD
       RISK CLASSIFICATION:       MALE / NONSMOKER

ATTAINED         FACE       ATTAINED        FACE
  AGE           AMOUNT        AGE          AMOUNT
--------       -------      --------      -------
  35           100,000        73          145,000
  36           105,000        74          145,000
  37           110,000        75          145,000
  38           115,000        76          145,000
  39           120,000        77          145,000
  40           125,000        78          145,000
  41           130,000        79          145,000
  42           135,000        80          145,000
  43           140,000        81          145,000
  44           145,000        82          145,000
  45           145,000        83          145,000
  46           145,000        84          145,000
  47           145,000        85          145,000
  48           145,000        86          145,000
  49           145,000        87          145,000
  50           145,000        88          145,000
  51           145,000        89          145,000
  52           145,000        90          145,000
  53           145,000        91          145,000
  54           145,000        92          145,000
  55           145,000        93          145,000
  56           145,000        94          145,000
  57           145,000        95          145,000
  58           145,000        96          145,000
  59           145,000        97          145,000
  60           145,000        98          145,000
  61           145,000        99          145,000
  62           145,000
  63           145,000
  64           145,000
  65           145,000
  66           145,000
  67           145,000
  68           145,000
  69           145,000
  70           145,000
  71           145,000
  72           145,000

                                   PAGE 3.4

       POLICY SPECIFICATIONS              1234567-0

--------------------------------------------------------------------------------

       SUMMARY OF COVERAGES EFFECTIVE ON THE POLICY DATE

--------------------------------------------------------------------------------

DEATH BENEFIT OPTION D FACTOR TABLE

       BASIC COVERAGE AMOUNT:  $100,000


POLICY                           POLICY
 YEAR            FACTOR           YEAR          FACTOR
------           ------          ------         ------
    1            1.000             40           1.400
    2            1.000             41           1.457
    3            1.000             42           1.515
    4            1.000             43           1.575
    5            1.000             44           1.634
    6            1.000             45           1.692
    7            1.001             46           1.748
    8            1.001             47           1.859
    9            1.001             48           1.911
   10            1.002             49           1.954
   11            1.002             50           1.985
   12            1.003             51           2.000
   13            1.004             52           2.000
   14            1.005             53           2.000
   15            1.006             54           2.000
   16            1.007             55           2.000
   17            1.009             56           2.000
   18            1.011             57           2.000
   19            1.013             58           2.000
   20            1.016             59           2.000
   21            1.019             60           2.000
   22            1.023             61           2.000
   23            1.028             62           2.000
   24            1.033             63           2.000
   25            1.039             64           2.000
   26            1.047             65           2.000
   27            1.055             66           2.000
   28            1.065             67           2.000
   29            1.077             68           2.000
   30            1.091             69           2.000
   31            1.107             70           2.000
   32            1.126             71           2.000
   33            1.147             72           2.000
   34            1.170             73           2.000
   35            1.197             74           2.000
   36            1.227             75+          2.000
   37            1.262
   38            1.302
   39            1.349

                                 PAGE 3.5

       POLICY SPECIFICATIONS                           1234567-0

--------------------------------------------------------------------------------

   TABLE OF COST OF INSURANCE RATES
   --------------------------------

GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1.00 APPLICABLE TO BASE POLICY COVERING BOTH LIVES.


POLICY            MONTHLY        POLICY           MONTHLY
 YEAR              RATE           YEAR             RATE
------         -----------       ------         -----------
   1           0.000003482         40           0.024482452
   2           0.000011323         41           0.028693133
   3           0.000020827         42           0.033458637
   4           0.000032425         43           0.038742384
   5           0.000046816         44           0.044533067
   6           0.000064484         45           0.050944872
   7           0.000086342         46           0.058183026
   8           0.000112410         47           0.066452427
   9           0.000143392         48           0.075988489
  10           0.000179787         49           0.086946533
  11           0.000222957         50           0.099181939
  12           0.000272648         51           0.112530024
  13           0.000330421         52           0.126813784
  14           0.000397822         53           0.141911522
  15           0.000476854         54           0.157745612
  16           0.000568867         55           0.174324323
  17           0.000677897         56           0.191755700
  18           0.000806955         57           0.210269278
  19           0.000961874         58           0.230357932
  20           0.001143286         59           0.252947232
  21           0.001352630         60           0.280532802
  22           0.001592203         61           0.318233937
  23           0.001859073         62           0.376289060
  24           0.002156666         63           0.475179579
  25           0.002493932         64           0.655859026
  26           0.002883788         65           1.000000000
  27           0.003345721
  28           0.003901719
  29           0.004581119
  30           0.005390600
  31           0.006333320
  32           0.007406826
  33           0.008609673
  34           0.009936668
  35           0.011437955
  36           0.013184598
  37           0.015262747
  38           0.017782939
  39           0.020843705

                                   PAGE 4.0

       POLICY SPECIFICATIONS              1234567-0

--------------------------------------------------------------------------------

     TABLE OF COST OF INSURANCE RATES
     --------------------------------

GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1.00 APPLICABLE TO LAST SURVIVOR ADDITIONAL PROTECTION BENEFIT COVERING BOTH LIVES.


POLICY         MONTHLY       POLICY       MONTHLY
 YEAR           RATE          YEAR         RATE
------       -----------     ------     -----------
   1         0.000003482       40       0.024482452
   2         0.000011323       41       0.028693133
   3         0.000020827       42       0.033458637
   4         0.000032425       43       0.038742384
   5         0.000046816       44       0.044533067
   6         0.000064484       45       0.050944872
   7         0.000086342       46       0.058183026
   8         0.000112410       47       0.066452427
   9         0.000143392       48       0.075988489
  10         0.000179787       49       0.086946533
  11         0.000222957       50       0.099181939
  12         0.000272648       51       0.112530024
  13         0.000330421       52       0.126813784
  14         0.000397822       53       0.141911522
  15         0.000476854       54       0.157745612
  16         0.000568867       55       0.174324323
  17         0.000677897       56       0.191755700
  18         0.000806955       57       0.210269278
  19         0.000961874       58       0.230357932
  20         0.001143286       59       0.252947232
  21         0.001352630       60       0.280532802
  22         0.001592203       61       0.318233937
  23         0.001859073       62       0.376289060
  24         0.002156666       63       0.475179579
  25         0.002493932       64       0.655859026
  26         0.002883788       65       1.000000000
  27         0.003345721
  28         0.003901719
  29         0.004581119
  30         0.005390600
  31         0.006333320
  32         0.007406826
  33         0.008609673
  34         0.009936668
  35         0.011437955
  36         0.013184598
  37         0.015262747
  38         0.017782939
  39         0.020843705

                                   PAGE 4.1

       POLICY SPECIFICATIONS              1234567-0

--------------------------------------------------------------------------------

     TABLE OF COST OF INSURANCE RATES
     --------------------------------

THE GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000 APPLICABLE TO INDIVIDUAL ANNUAL RENEWABLE TERM COVERING ONE LIFE.

       INSURED:      LELAND STANFORD


POLICY       MONTHLY     POLICY    MONTHLY     POLICY    MONTHLY
 YEAR         RATE        YEAR      RATE        YEAR      RATE
------      ----------   ------   ----------   ------   ----------
   0        0.00034900     39     0.00023280     78     0.00727588
   1        0.00008921     40     0.00025202     79     0.00792387
   2        0.00008254     41     0.00027458     80     0.00863521
   3        0.00008170     42     0.00029715     81     0.00943078
   4        0.00007920     43     0.00032307     82     0.01033895
   5        0.00007503     44     0.00034984     83     0.01137350
   6        0.00007169     45     0.00037996     84     0.01251384
   7        0.00006669     46     0.00041093     85     0.01373773
   8        0.00006336     47     0.00044442     86     0.01502185
   9        0.00006169     48     0.00047960     87     0.01635661
  10        0.00006085     49     0.00051898     88     0.01773789
  11        0.00006419     50     0.00056089     89     0.01917199
  12        0.00007086     51     0.00061038     90     0.02067765
  13        0.00008254     52     0.00066577     91     0.02228714
  14        0.00009588     53     0.00072875     92     0.02406347
  15        0.00011090     54     0.00080018     93     0.02611993
  16        0.00012592     55     0.00087672     94     0.02881300
  17        0.00013927     56     0.00096005
  18        0.00014845     57     0.00104684
  19        0.00015513     58     0.00113962
  20        0.00015847     59     0.00123925
  21        0.00015931     60     0.00134998
  22        0.00015764     61     0.00147355
  23        0.00015513     62     0.00161341
  24        0.00015179     63     0.00177217
  25        0.00014762     64     0.00194909
  26        0.00014428     65     0.00214342
  27        0.00014261     66     0.00235100
  28        0.00014178     67     0.00257276
  29        0.00014261     68     0.00280882
  30        0.00014428     69     0.00306532
  31        0.00014845     70     0.00335367
  32        0.00015263     71     0.00368199
  33        0.00015931     72     0.00406029
  34        0.00016682     73     0.00449620
  35        0.00017600     74     0.00498352
  36        0.00018686     75     0.00551331
  37        0.00020022     76     0.00607653
  38        0.00021525     77     0.00666569

                                   PAGE 4.2

DEFINITIONS

Company or PM or we or us - refers to Pacific Mutual Life Insurance Company.

Monthly payment date - is the day each month on which certain policy charges are deducted from the Accumulated Value. This day is shown on page 3. The first monthly payment date is the Policy Date.

Home Office - means the Company's office located at 700 Newport Center Drive, Newport Beach, California 92660.

You, your or owner - refers to the owner(s) of this policy as specified in the application unless changed as provided for in the policy.

Policy Date - is shown on page 3. Policy months, years and anniversaries are measured from this date.

Free Look Transfer Date - The date which is the later of 15 days after the policy is issued or 45 days after the application is signed.

Age - generally means age nearest birthday as of the policy date, increased by the number of complete policy years elapsed.

Effective Date - is the date revised coverage begins after a change in the Face Amount of the base policy or any rider, a change in the target amount of any benefit, or addition of riders or benefits after the policy date.

Evidence of Insurability - is information, including medical information, satisfactory to the Company that is used to determine each insured's risk classification.

Debt - means all unpaid policy loans plus accrued interest on such loans.

Face Amount - is the amount used to determine the policy's death benefit. The initial Face Amount is shown on page 3.

Survivor - is the insured remaining alive after the first death of the two insureds that occurs while this policy is in force.

Written request - is a request in writing signed by you that is satisfactory to PM and filed at its Home Office.

Separate Account - refers to the Pacific Select Exec Separate Account which is a separate account of PM that consists of subaccounts, which may be referred to as Variable Accounts. Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies.

Variable Account - A separate account of PM or a subaccount of a PM separate account in which assets of PM are segregated from its assets in PM's general account and other separate accounts and to which premiums and Accumulated Value under this policy may be allocated for variable accumulation.

OWNER AND BENEFICIARY

Owner- The owner of this policy is shown on the policy specifications pages. A change of owner may be made by written request on forms provided by PM. A change of owner will take place only when recorded at our

Home Office. When recorded, such change will take effect as of the date the written request was signed. If there are two or more owners, they will own this policy as joint tenants with right of survivorship unless otherwise stated.

Assignment - This policy may be assigned at any time. PM is not bound by any assignment unless it is in writing and recorded at our Home Office. We are not responsible for the validity of any assignment.

Beneficiary - The beneficiary is named by you in the application to receive the death benefit proceeds. The payment of the death benefit proceeds to any beneficiary will be subject to any assignment.

A change of beneficiary may be made by written request on forms provided by PM while either insured is living. The change will take place as of the date the request is signed.

The interest of a beneficiary who does not survive to receive payment will pass to the surviving beneficiaries in proportion to their share in the proceeds, unless otherwise provided. If no beneficiaries survive to receive payment, the death benefit proceeds will pass to the owner, or the owner's estate if the owner does not survive to receive payment.

PREMIUMS

Premiums - This policy will not be in force before the initial premium is paid. No premium may be less than $50. Premiums may be paid at any time subject to the limitations described in the Premium Limitation provision. Premiums are payable either at our Home Office or to an agent of the Company. Upon written request, we will give you a premium receipt signed by a Company officer.

Premium Allocation - The initial premium, less the Premium Load, will be allocated to the Money Market Variable Account on the date it is received and accepted by us.

Any additional premiums received by us prior to the Free Look Transfer Date, less the Premium Load, will be allocated to the Money Market Variable Account.

The Accumulated Value in the Money Market Variable Account on the Free Look Transfer Date, and any subsequent premiums less the Premium Load, will be allocated to the Fixed and Variable Accounts according to the premium allocation specified in the application or your most recent instructions received by us, if any.

Upon written request, you may change the premium allocation. Subsequent premiums received by us, less the Premium Load, will be allocated to the Fixed and Variable Accounts according to your most recent instructions.

Premium Limitation - We reserve the right to require evidence of insurability, satisfactory to us, for any premium payment that would result in an immediate increase in the difference between the death benefit and the Accumulated Value.

In order for this policy to be treated as life insurance under the Internal Revenue Code, the sum of the premiums paid less a portion of any Withdrawals as defined in the Internal Revenue Code may not exceed the greater of:

     - the Guideline Single Premium; or

     - the sum of the Guideline Level Premiums to the date of payment.

The amounts of the Guideline Premiums are shown on the policy specifications pages. The Guideline Premiums will change whenever there is a change in the Face Amount of insurance or in other policy benefits. Such Guideline Premium changes will be shown in a supplemental schedule of benefits and premiums that we will send to you.

The Guideline Premiums are determined according to the rules applicable to this policy set forth in the Internal Revenue Code. The Guideline Premiums will be adjusted to conform to any changes in the Internal Revenue Code.

In the event that a premium payment would exceed the Guideline Premium limits, we reserve the right to refund the excess payment to the owner. Further, we reserve the right to make distributions from the policy to the extent we deem it necessary to continue to qualify this policy as life insurance under the Internal Revenue Code.

In order for this policy to avoid being treated as a Modified Endowment Contract
(MEC), the sum of premiums paid less a portion of any Withdrawals may not exceed the 7-Pay limit as defined in the Internal Revenue Code. In the event that a premium payment would exceed the 7-Pay limit, we reserve the right to refund the excess payment to the owner, unless the owner has previously notified us in writing that payments that cause this policy to become a MEC may be accepted by us and applied to the policy.

Grace Period and Lapse - If the Accumulated Value less debt on a monthly payment date is not sufficient to cover the current monthly deduction, a grace period of 61 days will be allowed for the payment of sufficient premium to keep your policy in force.

We will send a notice at the start of the grace period to you at your last known address and to any assignee of record. The grace period will end 61 days after we mail you the notice. The notice will state the due date and the amount of premium required to keep your policy in force. A minimum of three times the monthly deduction due when the insufficiency occurred must be paid. Upon receipt of payment, we will allocate the premium payment, less the Premium Load, to the Variable Accounts and Fixed Account according to your most recent premium allocation instructions. Your policy will remain in force during the grace period. If sufficient premium is not paid by the end of the grace period, a lapse will occur. We will send you and any assignee of record, a written notice 30 days prior to lapse. Upon lapse, the policy will terminate with no value.

Reinstatement - If it has not been surrendered, this policy may be reinstated not more than five years after the end of the grace period. To reinstate this policy you must provide us with:

     - a written application;

     - evidence of insurability satisfactory to us for each insured living as of the beginning of the grace period;

     - payment of sufficient premium to cover all monthly deductions that were due and unpaid during the grace period; plus

     - payment of sufficient premium to keep the policy in force for three months after the date of reinstatement.

When this policy is reinstated, the Accumulated Value will be equal to the Accumulated Value on the date of lapse subject to the following. We will allocate the Accumulated Value and your premium payment, less the Premium Load, to the Fixed and Variable Accounts according to your most recent premium allocation instructions.

If the policy is reinstated after the first monthly payment date following lapse, the Accumulated Value will be reduced by the amount of any debt on the date of lapse and no policy debt will exist on the date of reinstatement. If the policy is reinstated on the first monthly payment date following lapse, any debt on the date of lapse will also be reinstated, with the corresponding portion of the Accumulated Value allocated to the Loan Account as described in the Policy Loans provision.

The effective date of the reinstated policy will be the first monthly payment date on or following the date we approve your reinstatement application.

POLICY BENEFITS

Death Benefit Options - The death benefit for this policy will be one of the following:

Option A- The death benefit is the greater of:

     - the Face Amount; or

     - the Guideline Minimum Death Benefit.

Option B- The death benefit is the greater of:

     - the Face Amount plus the Accumulated Value on the date of death; or

     - the Guideline Minimum Death Benefit.

Option C- The death benefit is the greater of:

     - the Face Amount plus the sum of the premiums paid to the date of death minus the sum of any partial withdrawals taken and any other distribution of the Accumulated Value to the date of death; or

     - the Guideline Minimum Death Benefit.

Option D- The death benefit is the greater of:

     - the Face Amount times the death benefit factor for the current policy year as shown on the policy specifications pages; or

     - the Guideline Minimum Death Benefit.

The owner elects the Death Benefit Option in the application. If no option is elected, Option A is the automatic option. The original election of the Death Benefit Option may not be changed until after completion of the fifth policy year. Thereafter, the Death Benefit Option may be changed to Option A or B upon written request once per policy year. Changes to Option C or D will not be permitted. After any such change, the Face Amount will be that amount which results in the death benefit after the change being equal to the death benefit before the change. The change will be effective on the monthly payment date on or next following the day the written request is received by us at PM's Home Office.

Unless specified otherwise by you in writing, any request for a death benefit option change will not be processed if the option change would cause the policy to be treated as a MEC.

The Guideline Minimum Death Benefit at any time is the Accumulated Value multiplied by the Death Benefit Percentage shown below:

          Death Benefit                Death Benefit
Age        Percentage          Age      Percentage
0-40          250%             60          130%
 41           243              61          128
 42           236              62          126
 43           229              63          124
 44           222              64          122
 45           215              65          120
 46           209              66          119
 47           203              67          118
 48           197              68          117
 49           191              69          116
 50           185              70          115
 51           178              71          113
 52           171              72          111
 53           164              73          109
 54           157              74          107
 55           150            75-90         105
 56           146              91          104
 57           142              92          103
 58           138              93          102
 59           134             >93          101

The age is the age of the younger insured at issue, increased by the number of complete policy years elapsed.

PM reserves the right to reduce the Guideline Minimum Death Benefit by requiring partial withdrawals be made in order to maintain the net amount at risk at a level that will not exceed three times the Death Benefit on the Policy Date.
The net amount at risk is the difference between the Death Benefit and the Accumulated Value.

This policy is intended to qualify as a life insurance contract under the Internal Revenue Code for Federal tax purposes, and the death benefit under this policy is intended to qualify for the income tax exclusion under the Internal Revenue Code. To that end, the provisions of this policy, including any other rider, benefit, or endorsement, are to be interpreted to ensure such tax qualification, notwithstanding any other provisions to the contrary.

If at any time the premiums paid under this policy exceed the amount allowable for such tax qualification, such excess amount shall be removed from the policy as of the date of its payment, and any appropriate adjustment in the death benefit shall be made as of such date. This excess amount shall be refunded to the Owner no later than 60 days after the end of the applicable contract year. We shall adjust the excess amount refunded for interest from the date of its payment or for changes in Accumulated Value attributable to the excess amount. If the excess amount is not refunded by then, the death benefit under this policy shall be increased retroactively and prospectively so that at no time is this death benefit ever less than the amount needed to ensure such tax qualification. To the extent that the death benefit as of any time is increased by this provision, appropriate adjustments shall be made retroactively in any cost of insurance or supplemental benefits as of that time that are consistent with such an increase.

Unless specified otherwise by you in writing, it is intended that this policy will not be treated as a Modified Endowment Contract (MEC) under the Internal Revenue Code. To that end, the provisions of this policy, including any other rider, benefit or endorsement, are to be interpreted to prevent the policy from being subject to such treatment, notwithstanding any other provisions to the contrary.

If at any time the premiums or other amounts paid under the policy exceed the limit for avoiding such MEC treatment, unless otherwise specified in writing by you that such MEC treatment is acceptable, such excess amount shall be removed from the policy as of the date of its payment, and any appropriate adjustment in the policy's death benefit shall be made as of such date. This excess amount shall be refunded to the owner no later than 60 days after the end of the applicable contract year. We shall adjust the excess amount refunded for interest from the date of its payment or for changes in Accumulated Value attributable to the excess amount. If the excess amount is not refunded by then, the death benefit under the policy shall be increased retroactively and prospectively to the minimum amount necessary (e.g., to the end of any test period) so that at no time is this death benefit ever less than the amount needed to avoid such MEC treatment. To the extent that the death benefit as of any time is increased by this provision, appropriate adjustments shall be made, retroactively or otherwise, in any cost of insurance or supplemental benefits as of that time that are consistent with such an increase.

Death Benefit Proceeds - When we receive proof that both insureds' deaths occurred while this policy was in force, we will pay the death proceeds in effect for this policy as of the date of the survivor's death. If both insureds die either simultaneously or in circumstances where it is not clear which insured died first, the older of the two insureds will be deemed to be the survivor. Proof of death of each insured should be sent to the Home Office or to an agent of the Company within 90 days of death.

We will pay the death benefit proceeds to the beneficiary. The death benefit proceeds are equal to the death benefit provided by your policy, as of the date of death, less any debt and less any due and unpaid monthly deductions occurring during the grace period. The actual death benefit proceeds paid are subject to the conditions and adjustments defined in other policy provisions, such as General Provisions, Withdrawals and Policy Loans.

We will pay interest on death benefit proceeds from the date of the survivor's death to the date of payment at a date not less than 4%, or if higher, the interest rate required by the state in which this policy is issued.

Decrease Provision - Subject to PM's approval, the owner may decrease the Face Amount of insurance if such request is made:

     - while either or both insureds are living;

     - after the first policy year;

     - no more often than once in any policy year; and

     - in writing while this policy is in force.

The effective date of the decreased Face Amount will be the first monthly payment date on or following the date the written request is received by us.

A decrease in Face Amount during the first ten policy years will result in surrender charges being deducted from the Accumulated Value. For more information, see the Surrender Charge provision.

A supplemental schedule of benefits and premiums will be issued. This schedule will include the following information:

     - the effective date of the decreased Face Amount;

     - the amount of the decrease and the decreased Face Amount; and

     - the new Guideline Premiums.

The request for a decrease in the face amount will be subject to the Guideline Premiums Limitation as defined in the Internal Revenue Code. This may result in a refund of premiums and/or the distribution of Accumulated Value in order to maintain compliance with such limitations. Such request will not be allowed if the resulting Guideline Premiums could cause an amount in excess of the Net Cash Surrender Value to be distributed from the policy. The Face Amount of this policy may not be decreased to less than our minimum issue limit in effect on the date of the request.

Unless specified otherwise by you in writing, no request for a face amount decrease will be processed if the decrease would cause the policy to be treated as a MEC.

ACCUMULATED VALUE

Accumulated Value - The Accumulated Value on any date is the sum of your policy's Accumulated Value in the Fixed and Variable Accounts, plus the amount set aside in the Loan Account to secure any policy debt and any interest credited thereon.

The amount set aside to secure debt in the Loan Account on each policy anniversary is equal to the amount of debt. During each policy year, the amount in the Loan Account on any date is:

     - the amount in the Loan Account on the prior anniversary increased by interest;

     - plus any loan taken since the prior anniversary increased by interest;
       and

     - minus any loan amount repaid since the prior anniversary increased by interest.

Fixed Account - The Accumulated Value in the Fixed Account on any date is:

     - the Accumulated Value in the Fixed Account on the prior monthly payment date increased by interest;

     - plus the amount of any premiums less Premium Load received and allocated to the Fixed Account since the last monthly payment date, increased by interest;

     - minus the monthly deduction and other deductions due, if any, and assessed against the Fixed Account increased by interest;

     - minus the amount of any withdrawals, or transfers from the Fixed Account, including transfers to the Loan Account, since the last monthly payment date, increased by interest; and

     - plus the amount of any transfer to the Fixed Account, including transfers from the Loan Account, since the last monthly payment date, increased by interest.

Variable Accounts - Assets in the Variable Accounts are divided into accumulation units, which are a measure of value used for bookkeeping purposes. We credit your policy with accumulation units in each Variable Account as a result of:

     - the amount of any premiums less Premium Load received and allocated to the Variable Account; and

     - transfers of Accumulated Value to the Variable Account, including transfers from the Loan Account.

We debit accumulation units in each Variable Account as a result of:

     - transfers from the Variable Account, including transfers to the Loan Account;

     - withdrawals from the Variable Account; and

     - the monthly deduction and other deductions due, if any, and assessed against the Variable Account.

To determine the number of accumulation units debited or credited in connection with a transaction, we divide the dollar amount of the transaction by the unit value of the affected Variable Account. The unit value of each Variable Account is determined on each Valuation Date. The number of units in each Variable Account will not change because of subsequent changes in unit value.

To calculate the unit value of a Variable Account on any Valuation Date, we adjust the unit value from the previous Valuation Date, for:

     - the investment performance of the Variable Account;

     - any dividends or distributions paid to the Variable Account;

     - charges, if any, that may be assessed by us for income taxes attributable to the operation of the Variable Account.

A Valuation Date is each day required by applicable law and currently includes each day that both the New York Stock Exchange is open for trading and Pacific Mutual's administrative offices are open. If any transaction or event is scheduled to occur on a day that is not a Valuation Date, such transaction or event will be deemed to occur on the next following Valuation Date unless otherwise specified.

To determine your Accumulated Value in each Variable Account, we multiply the number of units in the Variable Account by the unit value of such account.

Interest - We will credit interest on the Accumulated Value in the Fixed Account at a rate not less than .32737% per month, compounded monthly. This is equivalent to an annual effective rate of 4%. At our discretion, we may credit a higher rate of interest periodically. We will credit interest on the amount in the Loan Account at a rate of .32737% per month, compounded monthly. This is equivalent to an annual effective rate of 4%.

On each policy anniversary, any interest earned and held in the Loan Account will be transferred to the Fixed and Variable Accounts in accordance with your most recent premium allocation instructions.

Transfers - On and after the Free Look Transfer Date and while your policy is in force, you may, upon written request, transfer your Accumulated Value, or a part of it, among the Fixed and Variable Accounts subject to the following. No transfer may be made if the policy is in a grace period and the required premium has not been paid. Only one transfer from the Fixed Account may be made in any twelve month period.

Transfers from the Fixed Account to the Variable Accounts will be limited to the greater of 25% of the Accumulated Value in the Fixed Account or $5,000 in any year. Transfers from the Variable Accounts to the Fixed Account may be made only during the policy month preceding each policy anniversary.

No charges are currently imposed upon a transfer. We reserve the right at a future date to limit the size of transfers and remaining balances, to assess transfer charges and to limit the number and frequency of transfers.

POLICY CHARGES

Monthly Deduction - A Monthly Deduction for a policy month is due on each monthly payment date and is equal to the sum of the following items:

     - the monthly Cost of Insurance Charge;

     - the Administrative Charge;

     - the Mortality and Expense Risk Charge; and

     - the monthly charge of any riders or benefits.

The Monthly Deduction will be charged proportionately to the Accumulated Value in each Variable Account and the Fixed Account on the monthly payment date.

Cost of Insurance Charge - Beginning on the policy date and monthly thereafter, there will be a charge equal to the Cost of Insurance applicable to the policy face amount.

The monthly Cost of Insurance Charge for the death benefit payable under this policy is determined as follows: (1) is multiplied by the result of (2) minus
(3), where:

     - (1) is the applicable monthly Cost of Insurance Rate;

     - (2) is the death benefit at the beginning of the policy month divided by 1.00327374; and

     - (3) is the Accumulated Value at the beginning of the policy month before the Monthly Deduction due, including any interest credited to the Loan Account.

Cost of Insurance Rates - The Cost of Insurance Rates are based on the policy's duration and on the two insureds' ages and risk classifications on the policy date. The current monthly Cost of Insurance Rates will be determined by us. These rates will not exceed the guaranteed maximum monthly Cost of Insurance Rates shown on the policy specifications pages. Any changes in the Cost of Insurance Rates will apply uniformly to all pairs of insureds of the same ages, risk classifications and duration under this policy.

Mortality and Expense Risk Charge - The Mortality and Expense Risk Charge is to compensate us for the risk we assume that mortality and expenses will be greater than estimated. The Mortality and Expense Risk Charge consists of the following:

     - a maximum monthly charge of .00025 (.30% annually) in the first 20 policy years; and .000083333 (.10% annually) thereafter, multiplied by the result of the Accumulated Value at the beginning of the policy month less the Cost of Insurance Charge and less the monthly charge for any riders or benefits.

     - during the first 10 policy years, a monthly charge equal to the rates shown in the policy specifications pages, multiplied by the Face Amount of the policy at issue.

Administrative Charge - Beginning on the policy date and monthly thereafter, there will be an Administrative Charge against the Accumulated Value. The amount of this charge will not exceed the amount shown on the policy specifications pages.

If you already own a policy under PM form 96-56, we will waive the Administrative Charges of this policy while Administrative Charges are being paid under the other policy, if the insureds of both policies are the same. However, we will deduct a charge of $200 from the initial premium of this policy.

Premium Load - A Premium Load will be charged each time a premium is paid to cover state premium tax, federal tax and contribute towards covering our sales and distribution expenses. The Premium Load consists of the following:

     - a sales load equal to 5% in the first ten policy years and 3% thereafter;

     - a charge of 2.35% for state premium taxes; and

     - a charge of 1.50% for federal taxes.

The Premium Load associated with each premium will be immediately deducted from the premium paid.

We reserve the right to increase the Premium Load with respect to the load for state premium taxes and federal taxes. We will only increase the Premium Load if the effective taxes paid by us increase.

Surrender Charge - A surrender charge will be deducted from the Accumulated Value upon surrender of the policy. The surrender charge is needed to help pay for underwriting, policy issue and sales costs.

The total surrender charge is equal to the sum of an underwriting surrender charge and a sales surrender charge.

The underwriting surrender charge is shown on the policy specifications pages. It remains level for the first policy year and then decreases by 0.9259% per month to zero at the 120th month.

The sales surrender charge is equal to 25% of the premiums paid up to the sales surrender target. The sales surrender target is shown on the policy specifications pages. The sales surrender charge increases as premiums are paid until the sales surrender target is reached. After the first policy year, the sales surrender charge, as calculated above, is adjusted by multiplying by a reduction factor. This reduction factor is equal to 99.0741% in the 13th month and reduces by .9259% per month to zero at the 120th month.

A surrender charge may also be deducted on a decrease in Face Amount. In the event of a decrease, the surrender charge deducted is a portion of the charge that would apply to a full surrender of the policy. The surrender charge deducted will be determined by dividing the amount of the decrease by the Face Amount immediately prior to the decrease and multiplying the result by the surrender charge.

Surrender charges resulting from Face Amount decreases will reduce the Accumulated Value. They will be allocated proportionately to the Accumulated Value in the Fixed and Variable Accounts at the time of the Face Amount decreases.

After a Face Amount decrease, the total surrender charge schedule is reduced. The new total surrender charge schedule will be determined by dividing the Face Amount after the decrease by the Face Amount immediately prior to the decrease and multiplying the result by the total surrender charge schedule in effect before the decrease.

Withdrawal Fee - A withdrawal fee of $25 will be deducted from the Accumulated Value each time a partial withdrawal occurs. The withdrawal fee will be deducted from the Fixed and Variable Accounts in the same proportion as the partial withdrawal.

Other Deductions - In addition to the charges imposed under Premium Load and elsewhere, we reserve the right to make a charge for federal, state or local taxes that may be attributable to the Variable Accounts or to our operations with respect to this policy if we incur any such taxes.

SURRENDER AND WITHDRAWAL OF VALUES

Surrender - Upon written request while either insured is living you may surrender this policy for its Net Cash Surrender Value. The policy will terminate on the date the request is received at the Home Office.

Net Cash Surrender Value - The Net Cash Surrender Value is the Cash Surrender Value less any policy debt.

Cash Surrender Value - The Cash Surrender Value is the Accumulated Value less any surrender charge.

Withdrawals - Withdrawals of the Net Cash Surrender Value may be taken as follows:

Upon written request on or after the first policy anniversary while either insured is living, you may withdraw a portion of the Net Cash Surrender Value of this policy as a partial withdrawal. The Withdrawal Fee described above will apply.

A partial withdrawal may cause a decrease in the Face Amount if the Death Benefit Option is A or D. The Face Amount will be reduced by the excess, if any, of the Face Amount over the result of (a) minus (b) where:

     - (a) is the death benefit immediately prior to the partial withdrawal; and

     - (b) is the amount of the partial withdrawal.

However, for the first withdrawal in each of the first 15 policy years, the Face Amount will be reduced only to the extent that the withdrawal exceeds the lesser of $10,000 or 10% of the Cash Surrender Value.

Partial withdrawals will be subject to the following conditions: The amount of each withdrawal must be at least $500 and the Net Cash Surrender Value remaining after each withdrawal must be at least $500. Also, if there is any policy debt at the time of each withdrawal, the amount of the withdrawal is limited to the excess, if any, of the Cash Surrender Value immediately prior to the withdrawal over the result of the debt divided by 90%.

The amount of each withdrawal will be allocated proportionately to the Accumulated Value in the Fixed and Variable Accounts unless otherwise requested by you. If the survivor dies after the request for a withdrawal is sent to us and prior to the withdrawal being paid, the amount of the withdrawal will be deducted from the death benefit proceeds.

Unless specified otherwise by you in writing, no request for a partial withdrawal will be processed if the partial withdrawal would cause the policy to be treated as a MEC.

INCOME BENEFITS

Income Benefits - Surrender or withdrawal benefits may be used to purchase a lifetime monthly income. Death benefits may be used to purchase a monthly income for the lifetime of the beneficiary. Monthly income payments will automatically be guaranteed to continue for at least ten years, unless another form of payment is requested. Under the automatic form of payment, if the income recipient dies before the end of the ten-year period, payments will continue to the end of the ten-year period to a person designated by the income recipient in writing.

Other options of monthly income benefits are available upon request. We may require evidence of the income recipient's survival when monthly income payments have been made for more than ten years.

The purchase rates for the monthly income will be set periodically by the Company. However, under the automatic form, the monthly income bought by each $1000 of benefit amount will always be at least as large as that shown below.

          Single-Life                   Single-Life
       10-Years Certain              10-Years Certain
Age     Monthly Income       Age      Monthly Income
30          $3.12            54           $4.15
32           3.17            56            4.30
34           3.23            58            4.47
36           3.29            60            4.66
38           3.35            62            4.87
40           3.42            64            5.10
42           3.50            66            5.36
44           3.58            68            5.65
46           3.67            70            5.97
48           3.78            72            6.32
50           3.89            74            6.69
52           4.01            75            6.89

Monthly income amounts for ages not shown are halfway between the two amounts for the nearest two ages which are shown.

Guaranteed amounts for ages under 30 are the same as those for age 30; guaranteed amounts for ages over 75 are the same as those for age 75. Amounts shown are based on 1983 Table a mortality with interest at 3%. This benefit is not available if the income would be less than $100 a month.

POLICY LOANS

Policy Loans - You may obtain loans by written request while this policy is in force on the sole security of the amount in the Loan Account for this policy.

Amount Available - The amount available for a loan is equal to 100% of the Accumulated Value in the Fixed Account plus 90% of the Accumulated Value in the Variable Accounts, less any surrender charges that would be imposed if the policy were surrendered on the date the loan is taken. The amount of a loan must be at least $500.

PM may defer a loan for up to six months from the date of request. However, we will not defer payment of any loan if it is to be used to pay the premium on any policy currently in force and issued by the company.

Loan Interest - Interest will accrue daily and is payable in arrears at the annual rate of:

     - 4.50% for years one through ten; and

     - 4.25% for years eleven and after.

Any loan interest not paid when due will be added to the loan principal and bear interest at the same rate of interest.

Loan Account - When a loan is taken, an amount equal to the loan is transferred from the Fixed and Variable Accounts into the Loan Account to secure the loan. Unless you request otherwise, loan amounts will be deducted from the Fixed and Variable Accounts on a proportionate basis, up to the amount available. We will credit interest monthly on amounts in the Loan Account at a rate equivalent to an annual effective rate of 4%.

On each policy anniversary, if the amount in the Loan Account exceeds policy debt, the excess will be transferred from the Loan Account to the Fixed and Variable Accounts according to your most recent instructions. If policy debt exceeds the amount in the Loan Account, an amount equal to such excess will be transferred from the Fixed and Variable Accounts on a proportionate basis to the Loan Account.

Repayment - Loans may be repaid at any time prior to lapse of this policy. An amount equal to the portion of any loan repaid, but not more than the amount in the Loan Account, will be transferred from the Loan Account to the Fixed and Variable Accounts according to your most recent instructions.

Any payment we receive from you while you have a loan will be first considered a premium payment, unless you tell us in writing it is a loan payment.

GENERAL PROVISIONS

Entire Contract - This policy is a contract between the Owner and PM. This policy, the attached copy of the initial application, any applications for reinstatement, all subsequent applications to change the policy, any endorsements, riders or benefits are the entire contract.

Only the Chief Executive Officer, President or Secretary of PM is permitted to change this contract or waive any of its terms. The change must be in writing.

All statements in the application shall, in the absence of fraud, be deemed representations and not warranties. PM will not use any statement to contest this policy or defend a claim on grounds of misrepresentation unless the statement is in the application or any subsequent applications.

Incontestability - Except for failure to pay premiums, this policy cannot be contested after the expiration of the following time period:

     - The initial Face Amount cannot be contested with respect to a given insured after the policy has been in force during that insured's lifetime for two years from the policy date.

If this policy has been reinstated, it cannot be contested with respect to a given insured after it has been in force during that insured's lifetime for two years from the date of reinstatement. Except for failure to pay premiums, in no event will a contest be made after reinstatement unless there is a material misrepresentation in the reinstatement application.

This policy will terminate upon successful contest with respect to either insured.

Dividends - The current dividend scale is zero and it is not expected that dividends will be paid. Any dividends that do become payable will be paid in cash annually.

Suicide Exclusion - If either insured dies by suicide, while sane or insane, within two years of the policy date, no death benefit proceeds will be paid. Instead, we will return the sum of the premiums paid, less the sum of any debt, any partial withdrawal amounts, and any dividends paid by us in cash.

Misstatement - If there is a misstatement of either insured's age or sex in the application, the Face Amount shall be adjusted as follows in order to reflect the correct age or sex. The adjusted Face Amount shall equal (a) times (b) divided by (c) where:

     (a) is the Face Amount before this adjustment;

     (b) is the monthly Cost of Insurance Rate actually used to calculate Cost of Insurance Charges in the policy year in which the misstatement is discovered, based on the misstated age or sex; and

     (c) is the monthly Cost of Insurance Rate for the policy year in which the misstatement is discovered, based on the correct age and sex.

For all policy months after the policy month in which the misstatement is discovered, the Accumulated Value will be calculated using Cost of Insurance Charges, Rider Charges and Benefit Charges based on the correct age and sex. The Accumulated Value for the policy months through the month in which the misstatement is discovered will not be recalculated. Surrender Charges and Mortality and Expense Risk Charges will not be recalculated.

If unisex Cost of Insurance Rates apply, no adjustment will be made for a misstatement of sex.

Reports - A report will be mailed to you at the end of each policy quarter to your last known address. This report will include the following information for the policy quarter:

     -the Accumulated Value;

     -the Cash Surrender Value;

     -the current death benefit;

     -transactions that occurred during the policy quarter;

     -existing debt;

     -changes in the Guideline Premiums;

     -surrender charges; and

     -any information required by law.

In addition to the above reports, we will send you annual financial statements for the Separate Account and annual and semi-annual financial statements for the designated investment company or companies in which the Separate Account invests, the latter of which will include a list of the portfolio securities of the investment company, as required by the Investment Company Act of 1940 and/or any other reports as required by federal securities law.

Policy Illustrations - Upon request we will give you an illustration of the future benefits under this policy based upon both guaranteed and current cost factor assumptions. However, if you ask us to do this more than once in any policy year, we reserve the right to charge you a fee, not to exceed $25.00, for this service.

Basis of Values - A detailed statement showing how values are determined has been filed with the state insurance department. No values are less than the minimums required by the Standard Nonforfeiture Law and by the law in the state in which this policy is delivered. All guaranteed values and the guaranteed maximum monthly Cost of Insurance Rates are based on the 1980 CSO Mortality Table (ANB) and interest at the rate of 4% per year. For policies that are issued on a unisex basis, the 1980 CSO Mortality Table B (ANB) applies.

Ownership of Assets - We have the exclusive and absolute control of our assets, including all assets in the Separate Account.

Compliance - We reserve the right to make any change to the provisions of this policy to comply with, or give you the benefit of, any federal or state statute, rule, or regulation, including but not limited to requirements for life insurance contracts under the Internal Revenue Code or any state.

We will provide you with a copy of any such change, and will also file such a change with the insurance supervisory official of the state in which this policy is delivered. You have the right to refuse any such change.

PAYMENTS

Variable Accounts - We will calculate the Net Cash Surrender Value on surrender, partial withdrawals, and loan proceeds based on allocations made to the Variable Accounts, and unless transfers are restricted, transfers between Variable Accounts or from Variable Accounts to the Fixed Account based on allocations made to the Variable Accounts as of the end of the Valuation Date on or next following the day on which such instructions are received. We will calculate death benefit proceeds based on allocations made to the Variable Accounts as of the end of the Valuation Date on or next following the day on which the survivor's death occurs. We will pay such amounts and will effect a transfer between Variable Accounts within seven days after we receive all the information needed to process a payment or transfer.

However, we may postpone the calculation or payment of such a payment or transfer of amounts based on investment performance of the Variable Accounts if:

     The New York Stock Exchange is closed on other than customary weekend and holiday closings or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission (SEC); or

     An emergency exists, as determined by the SEC, as a result of which disposal of securities is not reasonably practicable to determine the value of the Account assets; or

     The SEC by order permits postponement for the protection of policy owners.

Fixed Account - As to amounts allocated to the Fixed Account, we may defer payment of any Net Cash Surrender Value on surrender, partial withdrawals, or loan amounts or defer transfers from the Fixed Account for up to six months after we receive a request for it. We will credit interest, at a rate of at least 4% annually, on any Net Cash Surrender Value or withdrawal benefit derived from the Fixed Account that we defer for 30 days or more. However, we will not defer payment of any such amounts if they are to be used to pay the premium on any policy issued by the company.

SEPARATE ACCOUNT PROVISIONS

Separate Account - We established the Separate Account and maintain it under the laws of California. The separate Account is divided into subaccounts, called Variable Accounts. Realized and unrealized gains and losses from the assets of each Variable Account are credited or charged against it without regard to our other income, gains, or losses. Assets may be put in our Separate Account to support this policy and other variable life insurance policies. Assets may be put in our Separate Account for other purposes, but not to support contracts or policies other than variable life contracts or policies.

The assets of our Separate Account are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our Separate Account will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of a Variable Account in excess of the reserves and other liabilities with respect to that account to another Variable Account or to our general account. All obligations arising under the policy are general corporate obligations of Pacific Mutual. We do not hold ourselves out to be trustees of the Separate Account assets.

Variable Accounts - Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies. The Variable Accounts of our Separate Account that were available for your initial allocations, are shown on the policy specifications pages. The allocations that you initially choose are shown on the copy of the application attached to this Policy. From time to time we may make other Variable Accounts available to you. We will provide you with written notice of all material details including investment objectives and all charges.

We reserve the right, subject to compliance with the law then in effect, to:

     - change or add designated investment companies;

     - add, remove or combine Variable Accounts;

     - add, delete or make substitutions for the securities that are held or purchased by the Separate Account or any Variable Account;

     - register or deregister any Variable Account under the Investment Company Act of 1940;

     - to change the classification of any Variable Account;

     - operate any Variable Account as a managed investment company or as a unit investment trust;

     - combine the assets of any Variable Account with other separate accounts or subaccounts thereof of PM or an affiliate thereof;

     - transfer the assets of any Variable Account to other separate accounts or subaccounts thereof of PM or an affiliate thereof;

     - run any Variable Account under the direction of a committee, board, or other group;

     - restrict or eliminate any voting rights of policy owners with respect to any Variable Account, or other persons who have voting rights as to any Variable Account. Also, unless required by law or regulation, an investment policy may not be changed without our consent;

     - change the allocations permitted under the policy;

     - terminate and liquidate any Variable Account; and

     - comply with law.

If any of these changes result in a material change in the underlying investments of a Variable Account of our Separate Account, we will notify you of such change.

We will not change the investment policy of the Separate Account without following the filing and other procedures of the Insurance Commissioner in the State of California and without following the filing and other procedures established by insurance regulators of the state of issue.

             [LETTERHEAD OF PACIFIC MUTUAL LIFE INSURANCE COMPANY]



Form 96-56